FOR IMMEDIATE RELEASE

Artesian Water Company, Inc. Files Application with Delaware Public Service Commission for Increase in Customer Rates

Newark, DE, April 4, 2025 – Artesian Water Company, Inc. (“Artesian”), a subsidiary of Artesian Resources Corporation (Nasdaq: ARTNA), filed an application with the Delaware Public Service Commission (PSC) today for a change in customer rates. The rate application submitted to the PSC for review and approval consists of a requested increase in revenue of 12.41%, or approximately $10.8 million, on an annualized basis. The increase also reflects the recovery of investments made under the Distribution System Improvement Charge (DSIC) of 1.66% currently in place that will reset to 0.0% once new base rates are implemented, meaning the incremental increase to existing billed rates would be 10.75%. This rate filing will undergo extensive review by both the PSC and the Division of the Public Advocate (DPA).

The request addresses investments in water utility infrastructure made by Artesian since October 1, 2023 and projected to be made through September 30, 2025. It also addresses increases in costs necessary to provide reliable service while continuing to maintain compliance with more stringent water quality regulations.

“For 120 years, Artesian has been committed to delivering high-quality drinking water and fire protection services to its customers. Meeting that commitment requires regular investments in infrastructure to maintain system resiliency,” said Nicki Taylor, President and CEO.

Artesian will have invested over $58.5 million in utility plant since its last base rates filing. A significant portion of the investments made address the ongoing need to maintain current and future compliance with more stringent regulations of man-made contaminants, such as per- and polyfluoroalkyl substances (commonly known as PFAS). Artesian has long taken a proactive approach to water quality, installing PFAS treatment ahead of final state and federal regulations to provide customers high-quality drinking water. Artesian’s filing in April 2023 included costs associated with the installation of additional treatment equipment at eleven (11) water treatment facilities to assist in the removal of these chemicals. This filing includes costs for improvements to three (3) additional treatment systems to remove PFAS. During this same time, the cost to maintain the filter media of the PFAS treatment systems has increased. In addition, electric power costs, which are a substantial portion of operating expenses, have increased significantly.

Artesian is continually upgrading and rehabilitating aging infrastructure. Many of Artesian’s facilities and much of the underground network of pipes delivering water to homes and businesses were originally designed and built 50-75 years ago.  To ensure that these systems continue to provide reliable, high-quality drinking water and adequate fire flow for customers requires investments that include upgrading electrical equipment, improving security systems and enhancing water quality analyzing equipment. Artesian also continues to renew aging water mains to reduce the number of water main breaks and leaks, which improves system reliability.

The average residential customer using 4,000 gallons of water per month is currently billed $52.94. If approved by the PSC, this bill would increase to $59.76, or an additional $0.23 per day. The typical Artesian residential customer would spend less than $2 per day for their water needs, or about 1.5 cents per gallon.

About Artesian Resources
Artesian Resources Corporation operates as a holding company of wholly owned subsidiaries offering water and wastewater services, and other related core services, on the Delmarva Peninsula. Artesian Water Company, the principal subsidiary, is the oldest and largest regulated water utility on the Delmarva Peninsula, providing water service since 1905. Artesian supplies 9.5 billion gallons of water per year through 1,491 miles of water main to over a third of Delaware residents.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, recovery of investments in water utility plant and increased operating costs in rates charged to customers as presented in our current filing before the Delaware Public Service Commission, expectations regarding the cost and timing of planned infrastructure investments and our ability to maintain continued compliance with more stringent water quality regulations. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the timing and results of our rate request, failure to receive regulatory approvals, changes in our contractual obligations, changes in government policies, changes in economic and market conditions generally, including inflationary pressures, and other matters discussed in our filings with the Securities and Exchange Commission. While the Company may elect to update forward-looking statements, we specifically disclaim any obligation to do so, and you should not rely on any forward-looking statement as representation of the Company’s views as of any date subsequent to the date of this release.

Contact:
Virginia Eisenbrey Communications
(302) 453-6900
veisenbrey@artesianwater.com